Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
UPDATES FOURTH QUARTER GUIDANCE

Dublin, California, November 17, 2016 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the third quarter ended October 29, 2016 of $.62, a 17% increase on top of a robust 15% gain in the prior year. Net earnings grew to $245 million, up from $216 million last year. Sales for the 2016 third quarter rose 11% to $3.1 billion, with comparable store sales up 7% versus a 3% gain in the prior year.

For the first nine months of fiscal 2016, earnings per share were $2.06, up 11% on top of a 15% increase last year. Net earnings were $817 million, up from $757 million in the prior year. Sales for the first nine months of 2016 rose 8% to $9.4 billion, with comparable store sales up 4% on top of a 4% gain in 2015.

Barbara Rentler, Chief Executive Officer, commented, “We are very pleased with our better-than-expected sales and earnings growth in the third quarter as customers responded favorably to the compelling values we offered throughout our stores. Operating margin of 12.6% was ahead of plan, increasing 55 basis points mainly from higher merchandise margin.”

Ms. Rentler added, “During the third quarter and first nine months of fiscal 2016, we repurchased 2.8 million and 9.1 million shares of common stock, respectively, for an aggregate price of $179 million in the quarter and $530 million year-to-date. We remain on track to buy back a total of $700 million in common stock during fiscal 2016 to complete the two-year $1.4 billion authorization approved by our Board of Directors in February 2015.”

Ms. Rentler continued, “As we enter this year’s holiday season, we face our most challenging multi-year sales comparisons. In addition, the ongoing uncertainty in the macro-economic, political, and retail environments could, once again, lead to a very promotional fourth quarter. While we hope to do better, given these potential headwinds, we are maintaining our comparable sales guidance for a 1% to 2% increase on top of 6% and 4% gains in 2014 and 2015, respectively. Earnings per share for the period are expected to be $.72 to $.75, up from $.66 in last year’s fourth quarter. Based on our year-to-date results and updated guidance, fiscal 2016 earnings per share are now forecasted to be $2.78 to $2.81, up 11% to 12% on top of a 14% gain last year.”

The Company will host a conference call on Thursday, November 17, 2016 at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #8704502 until 8:00 p.m. Eastern time on November 25, 2016, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train and retain associates to execute our off-price strategies; unseasonable weather trends; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business - such breaches of our data security, or our failure or delay in detecting and mitigating a loss of personal or business information, could result in damage to our reputation, loss of customer confidence, violation (or alleged violation) of applicable laws, and could expose us to civil claims, litigation and regulatory action, and to unanticipated costs and disruption of our operations; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; natural or man-made disaster in California or in another region where we have a concentration of stores or a distribution center; increase in our labor costs; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable demographics; damage to our corporate reputation or brands; issues from importing merchandise from other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2015 and Form 10-Qs and 8-Ks for fiscal 2016.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2015 revenues of $11.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,342 locations in 36 states, the District of Columbia and Guam as of October 29, 2016. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 193 dd’s DISCOUNTS® in 15 states as of October 29, 2016 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

* * * * *

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Sales	$3,086,687	$2,782,855	$9,356,599	$8,689,273

Costs and Expenses
Cost of goods sold	2,206,092	2,003,347	6,634,142	6,190,282
Selling, general and administrative	490,171	443,354	1,396,606	1,287,878
Interest expense, net	4,156	4,427	12,733	8,082
Total costs and expenses	2,700,419	2,451,128	8,043,481	7,486,242

Earnings before taxes	386,268	331,727	1,313,118	1,203,031
Provision for taxes on earnings	141,722	116,071	496,032	446,531
Net earnings	$244,546	$215,656	$817,086	$756,500

Earnings per share
Basic	$0.63	$0.54	$2.08	$1.87
Diluted	$0.62	$0.53	$2.06	$1.85

Weighted average shares outstanding (000)
Basic	390,870	401,494	393,412	404,636
Diluted	393,372	404,504	396,056	407,888

Dividends
Cash dividends declared per share	$0.1350	$0.1175	$0.4050	$0.3525

Stores open at end of period	1,535	1,448	1,535	1,448

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	October 29, 2016	October 31, 2015
Assets

Current Assets
Cash and cash equivalents	$878,811	$485,703
Short-term investments	803	1,413
Accounts receivable	91,355	81,324
Merchandise inventory	1,763,745	1,700,834
Prepaid expenses and other	140,662	156,130
Total current assets	2,875,376	2,425,404

Property and equipment, net	2,310,670	2,307,665
Long-term investments	1,316	2,190
Other long-term assets	162,525	159,326
Total assets	$5,349,887	$4,894,585

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,149,136	$1,053,013
Accrued expenses and other	439,570	417,156
Accrued payroll and benefits	299,238	279,310
Total current liabilities	1,887,944	1,749,479

Long-term debt	396,376	395,909
Other long-term liabilities	293,997	284,799
Deferred income taxes	122,048	70,316

Commitments and contingencies

Stockholders’ Equity	2,649,522	2,394,082
Total liabilities and stockholders’ equity	$5,349,887	$4,894,585

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	October 29, 2016	October 31, 2015

Cash Flows From Operating Activities
Net earnings	$817,086	$756,500
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	224,136	202,174
Stock-based compensation	56,489	45,573
Deferred income taxes	(8,040)	(3,414)
Tax benefit from equity issuance	24,558	39,486
Excess tax benefit from stock-based compensation	(24,558)	(39,406)
Change in assets and liabilities:
Merchandise inventory	(344,641)	(328,159)
Other current assets	(43,045)	(57,271)
Accounts payable	213,168	73,715
Other current liabilities	100,385	65,802
Other long-term, net	13,690	7,027
Net cash provided by operating activities	1,029,228	762,027

Cash Flows From Investing Activities
Additions to property and equipment	(220,442)	(285,560)
Decrease (increase) in restricted cash and investments	3,496	(91)
Purchases of investments	—	(718)
Proceeds from investments	914	603
Net cash used in investing activities	(216,032)	(285,766)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	24,558	39,406
Issuance of common stock related to stock plans	14,182	15,647
Treasury stock purchased	(42,870)	(67,083)
Repurchase of common stock	(530,303)	(530,303)
Dividends paid	(161,554)	(144,833)
Net cash used in financing activities	(695,987)	(687,166)

Net increase (decrease) in cash and cash equivalents	117,209	(210,905)

Cash and cash equivalents:
Beginning of period	761,602	696,608
End of period	$878,811	$485,703

Supplemental Cash Flow Disclosures
Interest paid	$13,271	$13,201
Income taxes paid	$482,801	$465,548